SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2002

NDCHealth Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	001-12392	58-0977458
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation)		Identification Number)

NDC Plaza, Atlanta, Georgia 30329-2010
(Address of principal executive offices) (Zip Code)

(404) 728-2000
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report.)

Item 5. Other

     1.     On October 29, 2002, we announced that we intend to pursue a refinancing that is expected to include a new $200 million senior secured credit facility (with respect to which NDCHealth has entered into a commitment letter with a group of banks), consisting of a five-year revolving credit facility and a six-year term loan, and a $175 million offering of ten-year senior subordinated notes in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933. We intend to offer to exchange the unregistered notes for substantially identical registered senior subordinated notes following the completion of the offering.

          We intend to use the net proceeds from the offering, together with borrowings under the new credit agreement, to: (i) redeem all of our outstanding $143.8 million convertible subordinated notes due November 2003; (ii) repay all outstanding indebtedness under our existing revolving credit facility; and (iii) pay fees and expenses. Any remaining net proceeds will be used for general corporate purposes.

          The senior subordinated notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

          The press release contained forward-looking statements concerning our future financing plans. The terms and timing of any actual financing transactions will depend upon prevailing market conditions and other factors. There can be no assurance that the financing transactions discussed in the press release will be completed on the terms outlined herein or at all.

          A copy of the press release is attached hereto as Exhibit 99.1.

     2.     Exhibit 99.2 sets forth our pro forma statement of operations for the year ended May 31, 2002, which is hereby incorporated into this Item 5 as if fully set forth herein. In accordance with Securities and Exchange Commission Regulation S-X section 210.11.01, the pro forma statement of operations gives effect to our proposed refinancing plan described in paragraph 1 and the acquisition of a controlling interest in TechRx Incorporated as if they had occurred on June 1, 2001.

     3.     As part of the refinancing plan, we intend to issue senior subordinated notes that will be guaranteed by our material domestic subsidiaries. Exhibit 99.3 hereto sets forth supplemental consolidating financial information for our company, the proposed subsidiary guarantors and the proposed subsidiary non-guarantors, which is hereby incorporated into this Item 5 as if fully set forth herein.

     4.     We expect the financial impact of the proposed refinancing described in paragraph 1 to include the following for fiscal 2003:

•	for the full fiscal year 2003, we expect our diluted earnings per share to be in the range of $1.35 to $1.42, including the impact of the refinancing and the charges related to early extinguishment of debt;

•	Other income (expense) in fiscal 2003 is expected to increase by approximately $9.5 to $12.5 million in expense based on an assumed average interest rate range of 7.6% to 9.6%;

•	diluted share count for the third and fourth quarters of fiscal 2003 is expected to be in the range of 35.0 to 35.5 million, following the redemption of the outstanding convertible subordinated notes;

•	the increase in expense in Other income (expense) and the change in the diluted share count is expected to decrease earnings per share in fiscal 2003 by approximately $0.15 to $0.20 per share including the early extinguishment charge described below; and

•	we expect to record non-recurring charges for early extinguishment of our existing 5% convertible subordinated notes and our revolving credit facility in fiscal 2003. These include the call premium of $1.0 million and the write-off of unamortized debt issuance costs of $1.4 million. The total charges are expected to be approximately $0.04 per share and are included in the $0.15 to $0.20 per share described above.

     The actual financial impact of the proposed refinancing will depend on many factors, including the actual interest rates on the new credit facility and the senior subordinated notes.

     This paragraph 4 contains forward-looking statements regarding the expected financial impact of our proposed refinancing plan within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions, which in turn are based on currently available information. Important assumptions regarding these statements include, among others, the expected terms and timing of any refinancing transactions. Our assumptions could prove to be inaccurate. These forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those projected. Many of these factors are beyond our ability to control or predict and include, among others, prevailing market conditions, changes in our industry, our ability to expand into new markets and introduce new, profitable products, our ability to successfully integrate acquisitions and general economic conditions. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on these statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Item 7. Financial Statements and Exhibits

Exhibit 99.1	Text of press release dated October 29, 2002

Exhibit 99.2	(a) Introduction to Pro Forma Information
(b) Pro forma Combined Statement of Operations for the year ended May 31, 2002
(c) Notes to Pro Forma Combined Statement of Operations

Exhibit 99.3	Supplemental Consolidating Financial Information for fiscal years ended May 31, 2001 and 2002 and the three months ended August 31, 2001 and August 30, 2002

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NDCHealth Corporation

(Registrant)

By:	/s/ David H. Shenk

David H. Shenk
Vice President & Corporate Controller
(Chief Accounting Officer)

Date: November 1, 2002